          As filed with the Securities and Exchange Commission on March 16, 1999

                                            Registration Statement No. 333-67573

===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                   FORM S-3

                               (Amendment No. 1)
                             REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                            ----------------------

                               Fonix Corporation
            (Exact name of registrant as specified in its charter)

                            ----------------------
           DELAWARE                                   22-2994719
(State or other jurisdiction           (I.R.S. Employer Identification No.)
of incorporation or organization)

                          60 East South Temple Street
                          Salt Lake City, Utah 84111

                            (801) 328-8700
                       (Address, including zip code, and
                    telephone number, including area code,
                           of registrant's principal
                              executive offices)
                            ----------------------
                               THOMAS A. MURDOCK
                                   PRESIDENT

                               Fonix Corporation
                          60 East South Temple Street
                          Salt Lake City, Utah 84111

                                (801) 328-8700
                    (Name, address, including zip code, and
                    telephone number, including area code,
                             of agent for service)

                                   COPY TO:
                            JEFFREY M. JONES, ESQ.

                         DURHAM JONES & PINEGAR, P.C.
                        50 SOUTH MAIN STREET, SUITE 850
                          SALT LAKE CITY, UTAH 84144

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement as determined by market conditions.
                              ----------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________.

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
                                                           Proposed         Proposed
                                                           Maximum          Maximum
                                  Amount                   Aggregate        Aggregate          Amount of
Title of Class of Securities      To be                    Price            Offering           Registration
to be Registered                  Registered               Per Share        Price              Fee
------------------------------------------------------------------------------------------------------------

Common Stock,                     48,113,912 shares (1)    $ 1.515625 (2)   $ 72,922,648 (2)   $ 20,272 (2)
$.0001 par value per share

Common Stock,                        806,667 shares (3)    $ 1.515625 (4)   $  1,222,605 (4)   $    340 (4)
$.0001 par value per share

Common Stock,                      9,577,805 shares (5)    $ 1.515625 (2)   $ 14,516,360 (2)   $  4,036 (2)
$.0001 par value per share

Common Stock,                        125,058 shares (6)    $ 1.515625 (4)   $    189,541 (4)   $     53 (4)
$.0001 par value per share
                                  =================                         ============       ========
    Totals                        58,623,442 shares                         $ 88,851,154       $ 24,701

--------------------------------------------------------------------------------

(1) Includes (i) 45,286,580 shares, representing 200% of the shares issuable upon a hypothetical conversion of $20,166,680 stated principal amount of 1,008,334 shares of Series D 4% Convertible Preferred Stock (the "Series D Preferred"), assuming such a conversion occurred on November 17, 1998, and
     (ii) up to 2,827,332 shares issuable upon payment of accrued dividends on the Series D Preferred in common stock. All included amounts estimated solely for purposes of calculation of the fee. The actual number of shares of common stock issuable upon conversion of all or a portion of the Series D Preferred or of payment of a stock dividend thereon may be more or less than such estimate based on a variety of factors, including the date of conversion and the price of the common stock on such date or the period preceding such date.

(2) The fee is estimated pursuant to Rule 457(c) under the Act on the basis of the average of the bid and asked price of Fonix's common stock as reported on the Nasdaq SmallCap Market on November 2, 1998.

(3) Represents shares issuable upon exercise of warrants to purchase up to an aggregate amount of 806,667 shares of Fonix's common stock at an exercise price that shall be 120% of the prevailing market price at the time of exercise, expiring three years after the issue date thereof, which warrants may be issued to the holders of the Series D Preferred.

(4)  Fee calculated pursuant to Rule 457(g)(3).

(5) Includes (i) 2,103,646 shares issued as restricted stock upon the conversion of 93,678 shares of Series E 4% Convertible Preferred Stock (the "Series E Preferred") prior to the date hereof, (ii) 15,060 shares issued as restricted stock as payment of dividends accrued on the Series E prior to the date hereof, (iii) 7,020,778 shares, representing 200% of the shares issuable upon a hypothetical conversion of $3,126,440 stated principal amount of 156,322 shares of Series E Preferred, assuming such a conversion occurred on November 17, 1998, and (iv) up to 438,321 shares issuable upon payment of accrued dividends on the Series E Preferred in common stock.
     All included amounts estimated solely for purposes of calculation of the fee. The actual number of shares of common stock issuable upon conversion of all or a portion of the Series E Preferred or of payment of a stock dividend thereon may be more or less than such estimate based on a variety of factors, including the date of conversion and the price of the common stock on such date or the period preceding such date.

(6) Represents shares issuable upon exercise of warrants to purchase up to an aggregate amount of 125,058 shares of Fonix's common stock at an exercise price that shall be 120% of the prevailing market price at the time of exercise, expiring three years after the issue date thereof, which warrants may be issued to the holders of the Series E Preferred.

     Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) OF THE ACT, MAY DETERMINE.

==============================================================================

Prospectus                           Subject to Completion dated March 16, 1999


The information in this prospectus is not complete, and it may change. This prospectus is included in a registration statement that Fonix filed with the Securities and Exchange Commission. The selling stockholders cannot sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell these securities or the solicitation of an offer to buy these securities in any state where an offer to sell or the solicitation of an offer to buy is not permitted.

                          [LOGO OF FONIX CORPORATION]

                               Fonix Corporation
                                   58,623,442
                    Common Stock, par value $.0001 per share

  This prospectus covers the sale of up to 58,623,442 shares of Fonix common stock. The shares covered by this prospectus are referred to in this prospectus as "Fonix Shares" to help readers distinguish discussion of matters that pertain only to the Fonix Shares from discussion of matters pertaining generally to Fonix common stock.

  Seven stockholders of Fonix Corporation are offering all of the Fonix Shares. Even though the Fonix Shares are covered by this prospectus and may be offered for resale under this prospectus, the selling stockholders are not obligated to sell all or any of the Fonix Shares. The selling stockholders will receive all of the proceeds from the sale of the Fonix Shares and Fonix will receive none of those proceeds.

  The Fonix Shares involve a high degree of risk. You should consider carefully the risk factors beginning on page 7 of this prospectus before purchasing any of the Fonix Shares offered by this prospectus.

  Fonix common stock is quoted on the Nasdaq SmallCap Market and trades under the symbol "FONX". Nevertheless, the selling stockholders do not have to sell the Fonix Shares in transactions reported on the Nasdaq SmallCap Market, and may offer their Fonix Shares through any type of public or private transactions.

                              ____________________

  The Securities and Exchange Commission and State Securities Regulators have not approved or disapproved the Fonix Shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                 March 16, 1999

  Fonix has not registered the Fonix Shares for sale by the selling stockholders under the securities laws of any state. Brokers or dealers effecting transactions in the Fonix Shares should confirm that the Fonix Shares have been registered under the securities laws of the state or states in which sales of the Fonix Shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

  This prospectus is not an offer to sell any securities other than the Fonix Shares. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

  Fonix has not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Fonix or the Fonix Shares that is different from the information included or incorporated by reference in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

                               Table of contents

Summary about Fonix and this offering........................................ 2
Recent developments.......................................................... 4
Important information incorporated by reference.............................. 5
Where to get additional information.......................................... 6
Explanation about forward-looking information................................ 7
Risk factors................................................................. 7
Use of proceeds..............................................................16
Selling stockholders.........................................................17
Plan of distribution.........................................................22
Legal matters................................................................23

                             _____________________


                     Summary about Fonix and this offering

Fonix

  Fonix is a development stage company that aims to make commercially available a comprehensive package of products and technologies that allow humans to interact with computer and other electronic products in a more efficient, intuitive and natural way than traditional methods such as the keyboard. Specifically, Fonix has developed proprietary automated speech recognition and related technologies such as text-to-speech and speech compression. These technologies, as developed to date, use speech recognition techniques that include the use of a proprietary neural network method. Neural networks are computer-based methods which simulate the way the human brain processes information.

  In March 1998, Fonix expanded its suite of human-computer interaction technologies by acquiring AcuVoice, Inc., a Cupertino, California-based, award-winning developer of text-to-speech technologies. In September 1998, Fonix acquired Articulate Systems, Inc., a leading developer of specialized speech recognition applications used in the health care industry. In October 1998, Fonix acquired Papyrus Associates, Inc. and Papyrus Development Corporation, which are referred to collectively in this prospectus as Papyrus, developers of printing and cursive handwriting recognition products and technologies. Articulate and Papyrus are located in Woburn, Massachusetts.

  Fonix markets technologies it has developed, together with text-to-speech technologies and products acquired from AcuVoice, handwriting recognition products and applications acquired from Papyrus, through its Interactive
Technologies Solutions Group.   The present marketing direction for the
Interactive Technologies Solutions Group is to form relationships with third parties who can incorporate Fonix technologies and the other technologies available to the group into new or existing products. Such relationships may be structured in any of a variety of ways including traditional technology licenses, co-development relationships through joint ventures or otherwise, and strategic alliances. The third parties with whom Fonix presently has such relationships and with which it may have similar relationships in the future include developers of application software, operating systems, computer, microprocessor chips, consumer electronics, automobile, telephony and health care technology products.

  Fonix markets its speech recognition technologies and systems software for specialized applications in the health care industry through its HealthCare Solutions Group. The Fonix HealthCare Solutions Group presently markets large vocabulary speech recognition software for the rapid capture, transcription and management of clinical information dictated by radiologists and emergency medical physicians. The two products now being sold by the HealthCare Solutions Group, PowerScribe Radiology and PowerScribeEM, are marketed to major hospitals and medical centers by Fonix's own sales force.

  Fonix's principal executive offices are located at 60 East South Temple Street, Suite 1225, Salt Lake City, Utah 84111. Its telephone number is (801) 328-8700. References to Fonix in this prospectus include Fonix and its wholly owned subsidiaries.

This offering

  Under an agreement dated August 31, 1998, Fonix issued a total of 1,108,334 shares of its Series D 4% Convertible Preferred Stock. In return for 500,000 shares of the Series D preferred stock, Fonix received a total of $10,000,000 in new funding from four investors. That funding was used primarily to finance the Articulate Systems, Inc. acquisition. As part of the same transaction, Fonix issued 608,334 shares of the Series D preferred stock in exchange for the agreement of seven investors to cancel their right to receive "reset shares" of Fonix common stock in connection with a private placement of Fonix common stock completed in March 1998.

  Under a second agreement dated September 30, 1998, Fonix issued a total of 250,000 shares of its Series E 4% Convertible Preferred Stock. For 100,000 shares of the Series E preferred stock, Fonix received $2,000,000 of additional funding from two investors, which also were purchasers of Series D preferred stock. The purchasers of the Series E preferred stock surrendered a total of 150,000 shares of Series D preferred stock, one-for-one, for the other 150,000 shares of Series E preferred stock.

  Subsequently, on November 13, 1998, Fonix sold 50,000 additional shares of Series D preferred stock on the same terms and conditions as the August 31, 1998 agreement.

  Both the Series D and the Series E preferred stock are convertible into shares of Fonix common stock according to one of three separate conversion formulas. The converting preferred stock holder chooses the conversion formula at the time of conversion. Under one conversion option, the preferred stock holder receives both common stock and common stock purchase warrants upon conversion of the preferred stock. Fonix will not issue warrants if the converting holder selects either of the other two conversion formulas. As part of the Series D and Series E transactions, Fonix agreed that it would register the shares of common stock issuable upon conversion of the Series D and Series E or the exercise of any warrants issued upon conversion for public resales by the converting or exercising holder. The Fonix Shares covered by this prospectus are the shares of common stock issued or issuable by Fonix upon the conversion of the Series D or Series E preferred stock, or the exercise of the purchase warrants, if any warrants are issued.

  Once the registration statement of which this prospectus is part becomes effective with the Commission, the selling stockholders will be able to sell the Fonix Shares in public transactions or otherwise, on the Nasdaq SmallCap Market or in privately negotiated transactions. Those resales may be at the then-prevailing market price or at any other price the selling stockholders may negotiate.

                              Recent developments

  Acquisition of Certain Assets of the MRC Group, Inc.

  At the time Fonix acquired Articulate, the MRC Group, Inc. marketed Articulate's PowerScribe Radiology and PowerScribe EM products to hospitals and medical centers. Fonix intended to continue to use MRC to market the PowerScribe products after the acquisition. However, shortly after the acquisition Fonix learned that MRC had agreed to be acquired by Medquist, Inc., which, Fonix believes, had little or no interest in marketing the PowerScribe products. Thereafter, Fonix commenced negotiations to acquire certain assets of MRC relating to MRC's sales, marketing and service of the PowerScribe products. On December 31, 1998, Fonix entered into an Asset Acquisition Agreement with MRC pursuant to which it acquired certain fixed assets, license agreements, intellectual property, advertising materials and other property used by MRC to market, sell and service the PowerScribe products, and assumed certain liabilities. In consideration of the assets described above Fonix agreed to pay MRC at closing $219,833, less amounts then owed to Fonix, plus $133,333 per month for each of the three months immediately following the closing, less certain credits. The unpaid balance due and owing MRC as of the date hereof is $190,144. In addition to acquiring certain assets of MRC relating to PowerScribe products, Fonix hired approximately 20 former employees of MRC who had been engaged in the marketing, sales and servicing of PowerScribe products .


  Termination of Financing Relationship

  For several years Fonix has maintained a relationship with a major regional federally insured financial institution pursuant to which Fonix borrowed against its own funds on deposit with the institution. The promissory note pursuant to which Fonix borrowed accrued interest at a rate approximately 1% grater than the rate of interest earned by Fonix on its funds on deposit with the institution. In order to reduce interest expenses, on January 8, 1999, Fonix applied its deposit account in the amount of $20,024,109 against the unpaid loan balance of $20,046,776, resulting in a balance of $22,667 due the institution which amount was subsequently paid by Fonix.

  Resignation of Stephen M. Studdert as Chief Executive Officer

  On January 26, 1999, Stephen M. Studdert resigned as Fonix's Chief Executive Officer. Mr. Studdert continues as the non-executive Chairman of the Board of Directors of Fonix. In connection with his resignation, Fonix entered into a separation agreement with Mr. Studdert pursuant to which Mr. Studdert released Fonix from all claims and obligations under his Employment Agreement and Fonix agreed to pay Mr. Studdert $250,000 during the last 11 months of 1999, $250,000 in 2000 and $100,000 in 2001.

  Recent Financing Activities

  On December 22, 1998, Fonix completed a private placement of 1,801,802 shares of common stock. Additionally, for each share of common stock issued, Fonix issued one "Repricing Right" that entitles the holder thereof to receive upon exercise additional shares of Fonix common stock for no additional consideration according to a formula that is related to the then-prevailing market price of Fonix common stock. Fonix also issued warrants in connection with this transaction.

  Additionally, on January 29, 1999, Fonix entered into a Securities Purchase Agreement with four investors pursuant to which Fonix agreed to issue its Series C 5% Convertible Debentures in the aggregate principal amount of $4,000,000.
The outstanding principal amount of those debentures is convertible at any time at the option of the holder into shares of Fonix common stock at a conversion price equal to the lesser of $1.25 or the average of the closing bid price of the Fonix common stock for the five trading days immediately preceding the conversion date multiplied by 80%. Fonix also issued 400,000 warrants in connection with this financing. On March 3, 1999, Fonix executed a Supplemental Agreement pursuant to which Fonix agreed to sell another $2,500,000 principal amount of the debentures on the same terms and conditions as the January 29, 1999 agreement, except no additional warrants were issued .


  Both the December 1998 and January-March 1999 financings are discussed in more detail in the risk factor section of this prospectus under the risk factor entitled "Holders of Fonix common stock are subject to the risk of additional and substantial dilution to their interests as a result of the conversion of presently issued preferred stock and other securities convertible into common stock."

  Status of Acquisition Activities

  In 1998 Fonix announced and concluded the acquisitions of several companies, including AcuVoice, Articulate and the Papyrus companies. In the same period, Fonix also was in negotiations to acquire several other human computer interface technology companies. Fonix has terminated all such acquisition discussions.


  Cost Reduction Plan

  On January 28, 1999, Fonix announced a plan to reduce overall monthly operating expenses by as much as 30% or approximately $8,000,000 for all of 1999. Fonix has taken steps to implement these reductions by terminating certain consulting relationships, reducing personnel, realizing cost efficiencies from the integration of acquired business units and the reduction of salary of all officers and certain employees of Fonix. Fonix believes such cost reductions were necessary and appropriate in light of ongoing operating requirements and limited revenues to date to offset such expenses. Fonix is not able to predict whether such costs will be sufficient, nor can Fonix give any assurance that its operations and financial condition will not be adversely affected by these cost reduction measures.

                Important information incorporated by reference

  For purposes of this prospectus, the Commission allows Fonix to "incorporate by reference" information Fonix has filed and will file with the Commission, which means that Fonix is disclosing important information to you by referring you to other information Fonix has filed with the Commission. The information Fonix incorporates by reference is considered part of this prospectus. Later information that Fonix will file with the Commission automatically will update and supersede the information included in this prospectus. Fonix specifically is incorporating by reference the following documents:

  o Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on April 15, 1998, as amended by Amendment No.
       1, filed with the Commission on March 16, 1999

  o    Current Report on Form 8-K, dated January 28, 1998, filed with the
       Commission on February 3, 1998

  o    Current Report on Form 8-K, dated February 11, 1998, filed with the
       Commission on February 17, 1998

  o    Current Report on Form 8-K, dated February 23, 1998, filed with the
       Commission on March 2, 1998, and Amendment No. 1 to that report filed with the Commission on March 5, 1998

  o    Current Report on Form 8-K, dated March 13, 1998, filed with the
       Commission on March 30, 1998, and Amendment No. 1 to that report filed with the Commission on May 21, 1998

  o Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998, as amended by Amendment No. 1, filed with the Commission on March 16, 1999

  o Definitive Proxy Statement on Schedule 14A, filed with the Commission on June 15, 1998

  o Quarterly Report on Form 10-Q for the period ended June 30, 1998, filed with the Commission on August 19, 1998, as amended by Amendment No. 1, filed with the Commission on March 16, 1999

  o Quarterly Report on Form 10-Q for the period ended September 30, 1998, filed with the Commission on November 16, 1998, as amended by Amendment
       No. 1, filed with the Commission on March 16, 1999

  o    Current Report on Form 8-K, dated September 2, 1998, filed with the
       Commission on September 17, 1998, and Amendment No. 1 to that report, filed with the Commission on November 16, 1998

  o    Current Report on Form 8-K, dated November 13, 1998, filed with the
       Commission on November 13, 1998

  o    Current Report on Form 8-K, dated December 22, 1998, filed with the
       Commission on January 7, 1999

  o    The description of Fonix's Common Stock included in Fonix's Registration
       Statement on Form 8-A, filed with the Commission on April 1, 1994

  You can request a free copy of any of the filings listed above by writing or calling Fonix at:

                     Fonix Corporation, Investor Relations
                            180 West Election Drive
                               Draper, Utah 84020
                                 (801) 553-6600

Alternatively, certain of the documents incorporated by reference are available at the Commission's website at http://www.sec.gov.

  This prospectus is part of a registration statement that Fonix filed with the Commission. This prospectus does not contain all of the information included in the registration statement, as certain items are omitted in accordance with the rules and regulations of the Commission. Statements or descriptions contained in this prospectus about any agreements or other documents provide, in Fonix's belief, all information about such agreements or documents that is material to a decision to invest in the Fonix Shares, but not all terms of all such agreements and documents are described. If you want more information, Fonix refers you to the copy of such agreement or document filed as an exhibit to the registration statement or the reports and other materials incorporated by reference into this prospectus. The registration statement, including all of its exhibits and schedules, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you can obtain copies of all or any part of it from the Commission, although the Commission charges for such copies.

                             --------------------

                      Where to get additional information

  Federal securities law requires Fonix to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, Fonix files annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

  o New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048

  o Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

  You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download Fonix's reports, proxy and information statements and other information. Reports and other information concerning Fonix also may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 Explanation about forward-looking information

  This prospectus, including information contained in documents that are incorporated by reference in this prospectus, contains "forward-looking statements," as that term is defined by federal securities laws, that relate to the financial condition, results of operations, plans, objectives, future performance and business of Fonix. These statements are frequently preceded by, followed by or include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties, and whether those risks and uncertainties occur or develop adversely, Fonix's actual results may differ materially from those contemplated by such forward-looking statements. In the section of the prospectus entitled "Risk Factors" Fonix has summarized a number of the risks and uncertainties that could affect the actual outcome of the forward-looking statements included in this prospectus. Fonix advises you not to place undue reliance on such forward-looking statements in light of the material risks and uncertainties to which they are subject.


                                 Risk factors

  An investment in Fonix common stock involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. You should carefully consider the risks described below in addition to the other information presented in this prospectus or incorporated by reference into this prospectus before deciding to invest in the Fonix Shares. The risks and uncertainties described below are not the only ones facing Fonix. Additional risks and uncertainties not presently known to Fonix or that Fonix currently deems immaterial may also impair its business operations. If any of the following risks actually occur, Fonix's business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of Fonix common stock could decline and you may lose all or part of your investment.

Fonix's substantial and continuing losses since inception, coupled with significant ongoing operating costs, raise doubt about Fonix's ability to continue as a going concern

  Since its inception, Fonix has sustained ongoing losses. Such losses are presently continuing at an accelerated rate due to recent acquisitions, ongoing operating expenses and a lack of revenues sufficient to offset the increased operating expenses. Because past and current expenses exceed revenues, Fonix has been forced to raise capital to fund ongoing operations by private sales of its securities, the terms of which transactions have been highly dilutive and involve considerable expense. In its present circumstances, there is substantial doubt about Fonix's ability to continue as a going concern absent immediate and significant sales of its existing products, substantial revenues from new licensing contracts or a relatively large sale of its securities. An investment in the Fonix Shares offered by this prospectus therefore is subject to the risk that Fonix will not be able to continue as a going concern or that Fonix common stock will suffer material decreases in value in the near term.


  Fonix incurred a net loss of $7,829,508 for the year ended December 31, 1996 and a net loss of $22,453,948 for the year ended December 31, 1997. For the nine months ended September 30, 1998, Fonix sustained a net loss of $35,192,616. This amount includes charges of $9,315,000 and $3,821,000 related to Fonix's acquisition of in-process product research and development in connection with its acquisitions of AcuVoice in March 1998 and Articulate in September 1998, respectively. If Fonix acquires other businesses, products or technologies in the future, there could be significant additional similar charges.

  For the nine months ended September 30, 1998, Fonix recorded revenues from the operations of the recently acquired AcuVoice and Articulate businesses in the aggregate amount of $303,164. Other than these revenues, Fonix's only revenues to date resulted from one-time licensing fees Siemens Aktiengesellschaft paid for the use of technologies in integrated circuits suitable for telecommunications applications.

  Fonix expects continuing losses until such time as:

  o Fonix is able to complete additional licensing or co-development arrangements with third parties which produce revenues sufficient to offset Fonix's ongoing operating expenses; or

  o revenues from Fonix's HealthCare Solutions and Interactive Technologies Solutions Groups increase to levels sufficient to exceed Fonix's aggregate operating expenses.


Recently incurred debt obligations could impair Fonix's ability to continue as a going concern.


  Fonix recently has incurred substantial amounts of debt which, coupled with Fonix's ongoing operating expenses, could hamper Fonix's ability to continue as a going concern unless Fonix is immediately able to generate significant revenues or to raise a substantial amount of capital to pay that debt. Much of Fonix's recently incurred debt is payable on demand. Fonix does not presently have sufficient operating capital or revenues to allow Fonix to satisfy such obligations if demand for payment is made and Fonix cannot renegotiate the terms of the debt or otherwise persuade its creditors to withdraw their demand. In such event, Fonix's financial condition and operations could be adversely affected and the value of the Fonix Shares could be reduced. The following discussion summarizes the extent and nature of such recently incurred debt.


  In connection with Fonix's acquisition of Articulate in September 1998, Fonix incurred new debt obligations to some of the former shareholders of Articulate in the aggregate amount of $4,747,339. These debt obligations are in the form of demand notes payable at any time after November 1, 1998, and bear interest at the annual rate of 8.5%. The due dates of these obligations have subsequently been extended to dates ranging from April 1999 to October 1999 and, in some cases, Fonix has agreed to pay interest at rates exceeding 8.5% per annum. After the acquisition, Fonix agreed to pay several Articulate employees incentive compensation for continued employment in the aggregate amount of $857,000, in connection with which Fonix issued 8.5 percent demand notes for $452,900 and recorded an accrued liability of $404,100 for the balance. The notes issued to the Articulate employees are presently payable on demand, but, as of the date of this prospectus, Fonix has not received any demand for payment of the notes to the Articulate employees. The $404,100 accrued liability was payable on or before January 31, 1999. The payees with respect to that obligation have orally agreed to an extension of the payment date to June 30, 1999. In connection with Fonix's acquisition of Papyrus in October 1998, Fonix also incurred new debt obligations to the former shareholders of Papyrus in the aggregate amount of $1,710,000. These debt obligations are in the form of promissory notes which bear interest at the annual rate of 6.0% and are due as follows:

     Amount                   Due Date
     ------                   --------
     $   850,000              Within five business days after Fonix's next
                              equity funding, but not later than February 28,
                              1999

     $   340,000              February 28, 1999

     $   180,000              April 30, 1999

     $   340,000              September 30, 1999

To the extent that the debt listed immediately above is presently due and payable, Fonix has requested that the holders of these notes accept a partial payment of the balance due and owing and thereafter extend the due date for such remainder portion to April 30, 1999.

  On December 2, 1998, Fonix borrowed $560,000 from an unaffiliated private lender. The loan accrues interest at the rate of 18% per annum, is secured by certain accounts receivable and was due January 2, 1999. Fonix has subsequently extended the due date of this loan from month to month by paying the lender the accrued interest plus a fee of $5,600. The loan balance is currently due April 1, 1999. However, Fonix anticipates that it will request and pay for an extension of the due date for one or more additional months beyond that date.


  All of these debt obligations are in addition to Fonix's regularly recurring operating expenses. At present, Fonix's revenues from existing licensing arrangements and products are not sufficient to offset Fonix's ongoing operating expenses. There is substantial risk, therefore, that the existence and extent of the debt obligations described above could adversely affect Fonix, its operations and financial condition.

If Fonix does not receive additional capital when and in the amounts it will need in the near future, its ability to continue as a going concern will be doubtful.

  Fonix anticipates incurring substantial product development and research and general operating expenses for the foreseeable future which will require substantial amounts of additional cash on an ongoing basis. These capital needs are in addition to the amounts required to repay the debt discussed above.
Fonix most likely will have to obtain such capital from sales of its equity, convertible equity and debt securities. In fact, since Fonix completed the private placement of the Series D and Series E preferred stock, it has completed two other private placements of securities to obtain sufficient cash to enable Fonix to continue its operations. Obtaining future financing may be costly and will be dilutive to existing stockholders. If Fonix is not able to obtain financing when and in the amounts needed, and on terms that are acceptable to it, Fonix's operations, financial condition and prospects could be materially and adversely affected, and Fonix could be forced to curtail its operations.

Holders of Fonix common stock are subject to the risk of additional and substantial dilution to their interests as a result of the conversion of presently issued preferred stock and other securities convertible into common stock.

  Introduction

  Fonix presently has three series of preferred stock outstanding: Series A, Series D and Series E. All of Fonix's presently outstanding preferred stock is convertible into shares of Fonix common stock. The Series A was issued in October 1995 and is convertible, one-for-one into 166,667 shares of Fonix common stock at the option of the holder. The Series D and Series E preferred stock is convertible into Fonix common stock according to one of three separate conversion formulas, one of which is based, in part, on the market price of Fonix common stock during the several week period leading up to the conversion date. Such conversion formulas are described in more detail in the section of this prospectus entitled "Selling Stockholders". In addition to the Series D and E preferred stock, Fonix has other contractual obligations to issue additional shares of its common stock that are dependent on the prevailing market price of Fonix common stock. Specifically, on December 22, 1998, Fonix completed a private placement of 1,801,802 shares of common stock. The investor that participated in that transaction also acquired "Repricing Rights" that entitle the holder thereof to receive upon exercise that number of additional shares of Fonix common stock for no additional consideration which shall be determined by multiplying the number of Repricing Rights exercised by the following fraction:

                        (Repricing Price - Market Price)
                        --------------------------------

                                  Market Price

The investor acquired one Repricing Right for each share of Fonix common stock purchased. The Repricing Rights will expire nine months after the effective date of the registration statement covering the common stock issued on December 22 and issuable upon exercise of the Repricing Rights. "Market Price" means the lowest closing bid price of Fonix common stock, as quoted on the Nasdaq SmallCap Market, during the 15 consecutive trading days immediately preceding the exercise date. "Repricing Price" means:

      $1.3875 from March 22, 1999 to and including April 21, 1999,

      $1.3986 from April 22, 1999 to and including May 21, 1999,

      $1.4097 from May 22, 1999 to and including June 20, 1999,

      $1.4208 from June 21, 1999 to and including July 20, 1999,and

      $1.4319 at any time after July 21, 1999 until the expiration of the Repricing Rights.

  In addition to the Repricing Rights, Fonix has, since the issuance of the Series D and Series E preferred stock, issued other securities that are convertible into Common Stock according to a conversion formula that is determined by reference to the market price of the Common Stock at and around the time of conversion. Specifically, on January 29, 1999, Fonix entered into a Securities Purchase Agreement (the "Debenture Purchase Agreement") with four investors. Under the Debenture Purchase Agreement, as subsequently supplemented on March 3, 1999, Fonix agreed to issue its Series C 5% Convertible Debentures ("Debentures") in the aggregate principal amount of $6,500,000. Included among the investors that purchased the Debentures are some of the holders of the Series D and Series E preferred stock and the Repricing Rights.

  The outstanding principal amount of the Debentures is convertible at any time at the option of the holder into shares of Common Stock at a conversion price equal to the lesser of the following:

  1. $1.25; or

  2. The average of the closing bid price of the Common Stock for the five trading days immediately preceding the conversion date multiplied by 80%.

In connection with the sale of the Debentures, Fonix issued to the investors a total of 400,000 Common Stock purchase warrants having an exercise price of $1.25 per share and having a term of three years.

  The following table identifies the total number of shares of all series of preferred stock with floating conversion rates, the total number of Repricing Rights outstanding and the total principal amount of the Debentures outstanding, and the total number of shares of Common Stock issuable assuming the hypothetical conversion or exercise of all such preferred stock, Repricing Rights or Debentures as of February 25, 1999, and the percentage of Common Stock that would be owned by the holders of such convertible securities assuming such conversions or exercises. For purposes of this table, Fonix has assumed that the holders of the Series D and E preferred stock would have elected that conversion price that would yield the greatest number of shares of common stock upon conversion. All calculations exclude the issuance of shares of common stock as payment of dividends accrued on the Series D and E preferred stock and the Debentures at the date of conversion.

                                      Number of Convertible                                Percent of Common
                                      Securities Outstanding/    Shares of Common          Stock Owned By
                                      Principal Amount of        Stock Issuable Upon       Holders After
        Convertible Security          Debentures                 Conversion or Exercise    Conversion
        ----------------------------------------------------------------------------------------------------
        Series D Preferred Stock                     990,834                 24,465,037                26.5%
        Series E Preferred Stock                      90,000                  2,222,222                 3.2%
        Repricing Rights                           1,801,802                          0                 0.0%
        Debentures                                $6,500,000                  5,200,000                 7.1%
                                                                 ----------------------
        Total                                                                31,887,259                32.0%
                                                                 ======================

  The following table describes the number of shares of Common Stock that would be issuable assuming all of the presently issued and outstanding shares of Series D and Series E preferred stock were converted, the Repricing Rights were exercised on the terms most beneficial to the holder, and the Debentures were converted, and further assuming that the applicable conversion or exercise prices at the time of such conversion or exercise were the following amounts (the table excludes effect of the issuance of shares of common stock upon payment of accrued dividends and also excludes differences among the various methods of calculating the applicable conversion or exercise price):

                     Shares of Common Stock Issuable Upon Conversion or Exercise of
        ----------------------------------------------------------------------------------------
        Hypothetical       Series D       Series E
        Conversion/        Preferred      Preferred    Repricing                  Total Common
        Exercise Price     Stock          Stock        Rights       Debentures    Stock Issuable
        ----------------------------------------------------------------------------------------
                 $0.75     26,422,240     2,400,000    1,531,531     8,666,667        39,020,438
                 $1.50     13,211,120     1,200,000            0     4,333,333        18,744,453
                 $2.25      8,807,413       800,000            0     2,888,889        12,496,302
                 $3.00      6,605,560       600,000            0     2,166,667         9,372,227

  Given the structure of the conversion formulas applicable to the Series D and Series E preferred stock, and the other convertible securities described above, there effectively is no limitation on the number of shares of Fonix common stock into which such convertible securities may be converted or exercised. As the market price of the Fonix common stock decreases, the number of shares of Fonix common stock underlying the Series D and Series E preferred stock and such other convertible securities continues to increase. The following specific risk factors relative to this dilution should be considered before deciding to purchase the Fonix Shares offered by this prospectus.

  Overall Dilution to Market Price and Relative Voting Power of Previously Issued Common Stock

  The conversion of the Series D and Series E preferred stock, the exercise of the Repricing Rights and the conversion of the Debentures may result in substantial dilution to the equity interests of other holders of Fonix common stock. Specifically, the issuance of a significant amount of additional Fonix common stock would result in a decrease of the relative voting control of Fonix common stock issued and outstanding prior to the conversion of the Series D and Series E preferred stock, the exercise of the Repricing Rights and the conversion of the Debentures. Furthermore, public resales of Fonix common stock following the conversion of the Series D and Series E preferred stock, the exercise of the Repricing Rights or the conversion of the Debentures likely would depress the prevailing market price of Fonix common stock. Even prior to the time of actual conversions, exercises and public resales, the market "overhang" resulting from the mere existence of Fonix's obligation to honor such conversions or exercises could depress the market price of Fonix common stock.

  Increased Dilution With Decreases in Market Price of Common Stock

  The outstanding shares of Series D and Series E preferred stock are convertible, the Repricing Rights are exercisable and the Debentures are convertible, at a floating price that may and likely will be below the market price of Fonix common stock prevailing at the time of conversion or exercise.
As a result, the lower the market price of Fonix common stock at and around the time the holder converts or exercises, the more Fonix common stock the holder of such convertible securities gets. Any increase in the number of shares of Fonix common stock issued upon conversion or exercise as a result of decreases in the prevailing market price would compound the risks of dilution described in the preceding paragraph of this risk factor.

  Increased Potential for Short Sales

  Downward pressure on the market price of Fonix common stock that likely would result from sales of Fonix common stock issued on conversion of the Series D and Series E preferred stock, the exercise of the Repricing Rights or the conversion of the Debentures could encourage short sales of common stock by the holders of the Series D and Series E preferred stock, the Repricing Rights, the Debentures or others. Material amounts of such short selling could place further downward pressure on the market price of Fonix common stock.

  Limited Effect of Restrictions on Extent of Conversions

  The holders of the Series D and Series E preferred stock, the Repricing Rights and the Debentures are prohibited from converting their preferred stock or exercising their Repricing Rights into more than 4.999% of the then outstanding Fonix common stock. This restriction, however, does not prevent such holders from either waiving such limitation or converting or exercising and selling some of their convertible security position and thereafter converting or exercising
the rest or another significant portion of their holding.   In this way,
individual holders of Series D and Series E preferred stock and Repricing Rights could sell more than 4.999% of the outstanding Fonix common stock in a relatively short time frame while never holding more than 4.999% at a time.


If Fonix has difficulty integrating into its business and capitalizing on recent acquisitions, its operations and financial prospects could be adversely affected.


  Fonix recently has completed the acquisitions of AcuVoice, Articulate, MRC and Papyrus. Fonix may acquire other companies with complementary products, technologies and businesses, although Fonix is not presently considering any such acquisitions. Fonix's acquisitions of AcuVoice, Articulate and Papyrus and any future acquisitions of companies or technologies present risks including at least the following:

  o Fonix may have difficulty financing ongoing operations of acquired businesses to the extent such businesses are not generating positive cash flows;

  o Fonix may have difficulty combining or integrating the technology, operations, management or work force of the acquired businesses with Fonix's or its subsidiaries' existing operations;

  o Fonix may have difficulty retaining the key personnel of the acquired businesses;

  o Fonix may have difficulty expanding Fonix's financial and management controls and reporting systems and procedures to the acquired businesses;

  o Fonix may have difficulty maintaining uniform standards, controls, procedures, and policies across its entire organization, including the acquired businesses;

  o There may be impairment of relationships with employees, vendors and customers as a result of the integration of new businesses and management personnel; and

  o There may be diversion of management attention during the pendency of transactions, and increased commitment of management resources and related expenses resulting from efforts to integrate and manage acquired businesses located at a distance from Fonix's principal executive offices and research facilities.


Fonix has only a limited product offering and many of its key technologies are still in the development stage.


  There presently are only a limited number of commercially available applications or products incorporating the Fonix technologies. Through its HealthCare Solutions Group, Fonix offers PowerScribe Radiology and PowerScribe EM, sophisticated voice recognition products for radiologists and emergency medical doctors. Through its Interactive Technologies Solutions Group, Fonix markets text-to-speech products acquired from AcuVoice and the Allegro handwriting recognition software acquired from Papyrus. Fonix has also licensed certain elements of its speech recognition technologies to Siemens for incorporation into telecommunications equipment to be manufactured by Siemens. Those products are not yet being manufactured. These product offerings are still relatively limited and have not generated to date significant revenues.
An additional element of Fonix's business strategy is to achieve revenues through appropriate strategic alliances, co-development arrangements and license agreements with third parties. Other than the arrangement with Siemens, a collaborative scientific agreement with the Oregon Graduate Institute of Science and Technology, a similar agreement with Brigham Young University and a license of its Allegro handwriting recognition technology, Fonix presently has no licensing or co-development agreements with any third party for the technologies which it has developed to date.

The market for many of Fonix's technologies is largely unproven and may never develop sufficiently to allow Fonix to capitalize on its technology and products.


  The market for human-computer interaction technologies, including automated speech recognition technologies, is relatively new. Fonix's technologies are new and, in many instances, represent a significant departure from technologies which already have found a degree of acceptance in the human-computer interaction marketplace. The financial performance of Fonix will depend, in part, on the future development, growth and ultimate size of the market for human-computer interaction applications and products generally, and applications and products incorporating Fonix's technologies and the applications and products of its HealthCare Solutions and Interactive Technologies Solutions Groups specifically. Applications and products incorporating Fonix's technologies will compete with more conventional means of information processing such as data entry, access by keyboard or touch-tone phone or professional dictation services. Fonix believes that there is a substantial potential market for applications and products incorporating advanced human-computer interface technologies including speech recognition, speech synthesis, speech compression, speaker identification and verification, handwriting recognition, pen and touch screen input and natural language understanding. Nevertheless, such a market for Fonix's technologies or for products incorporating Fonix's technologies may never develop to the point that profitable operations can be achieved or sustained.









Competition from other industry participants and rapid technological change could impede Fonix's ability to achieve profitable operations.

  The computer hardware and software industries are highly and intensely competitive. In particular, the human computer interaction market sector and specifically the speech recognition, computer voice and communications industries are characterized by rapid technological change. Competition in the market sector of human-computer interaction technology is based largely on marketing ability and resources, distribution channels, technology and product superiority and product service and support. The development of new technology or material improvements to existing technologies by Fonix's competitors may render Fonix's technologies less attractive or even obsolete. Accordingly, the success of Fonix will depend upon its ability to continually enhance its technologies and interactive and health care solutions and products to keep pace with or ahead of technological developments and to address the changing needs of the marketplace. Some of Fonix's competitors have greater experience in developing, manufacturing and marketing human computer interface technologies, applications and products, and some have far greater financial and other resources than Fonix, or its potential licensees and co-developers, as well as broader name-recognition, more-established technology reputations, and mature distribution channels for their products and technologies. Barriers to entry in the software industry are low, and as the market for various human computer interaction products expands and matures, Fonix expects more entrants into this already competitive arena.

Fonix's auditors have historically included a "going concern" paragraph in their audit reports, and Fonix expects a similar going concern paragraph in the audit report for 1998.

  The auditors' reports for Fonix's financial statements for fiscal years 1997, 1996 and 1995 include an explanatory paragraph regarding substantial doubt about Fonix's ability to continue as a going concern. Fonix expects its auditors to include a similar paragraph in their report to be included with Fonix's financial statements for the year ended December 31, 1998.

Nasdaq Stock Market listing requirements

  To maintain its stock listing on the Nasdaq SmallCap Market, Fonix is subject to certain maintenance standards. One such maintenance standard is that Fonix common stock must have a minimum bid price of $1 per share. Fonix will be deemed to be in violation of this particular requirement only if the bid price of Fonix common stock is less than $1 for a period of 30 consecutive business days. Thereafter, upon receipt of a notice from the SmallCap Market regarding such failure, Fonix would have a period of 90 calendar days from receipt of such notification to achieve compliance with the listing requirement. Fonix would be deemed to be in compliance with the standard if the bid price of the Fonix common stock was $1 or more for a minimum of 10 consecutive business days during such 90 day period. Fonix has not received any notification from the Nasdaq SmallCap Market that the Fonix common stock will be delisted from the Nasdaq SmallCap Market. However, during the last half of 1998, and continuing to the present, the Fonix common stock has traded at levels that have periodically been less than $1 per share. If the Fonix common stock were to be delisted from the Nasdaq SmallCap Market, it would likely continue to be traded in the over-the-counter market. Nevertheless, such delisting could adversely affect the prevailing market price of the common stock or the general liquidity of an investment in Fonix common stock.

Fonix's operations and financial condition could be adversely affected by Fonix's failure or inability to protect its intellectual property or if Fonix's technologies are found to infringe the intellectual property of a third party.


  Dependence on proprietary technology

  Fonix's success will be heavily dependent upon proprietary technology. On June 17, 1997, the United States Patent and Trademark Office issued U.S. Patent No. 5,640,490 entitled "A User Independent, Real-time Speech Recognition System and Method." The patent has a 20-year life running from the November 4, 1994 filing date, and has been assigned to Fonix. This patent covers certain elements of the Fonix voice recognition technologies. Fonix has acquired other patents and has filed additional patent applications. In addition to its patents, Fonix relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Such means of protecting Fonix's proprietary rights may not be adequate because such laws provide only limited protection. Despite precautions that Fonix takes, it may be possible for unauthorized third parties to duplicate aspects of the Fonix technologies or the current or future products or technologies of its business units or to obtain and use information that Fonix regards as proprietary. Additionally, Fonix's competitors may independently develop similar or superior technology. Policing unauthorized use of proprietary rights is difficult, and some non-U.S. laws do not protect proprietary rights to the same extent as United States laws. Litigation periodically may be necessary to enforce Fonix's intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Fonix presently is prosecuting an infringement action brought by Articulate against Apple Computer, which action is now pending in state court in Boston, Massachusetts. Such litigation often results in substantial costs and diversion of management resources and could materially adversely affect Fonix's business, operating results, and financial condition.


  Risks of infringement

  Fonix is not aware that any of its technologies or products infringe the proprietary rights of third parties. Nevertheless, third parties may claim infringement with respect to its current or future technologies or products or products manufactured by others and incorporating Fonix's technologies. Fonix expects that participants in the human-computer interaction industry increasingly will be subject to infringement claims as the number of products and competitors in the industry grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause development delays, or require Fonix to enter into royalty or licensing agreements. Royalty or license agreements may not be available on acceptable terms or at all. As a result, infringement claims could have a material adverse affect on Fonix's business, operating results, and financial condition.

Some matters affecting Fonix effectively could be determined by a controlling shareholder.

  Thomas A. Murdock, a director, the Chief Executive Officer and founding shareholder of Fonix, is the trustee of a voting trust into which is deposited approximately 33% of Fonix's common stock, based on the number of shares outstanding as of the date of this prospectus. This concentration of voting power in a single individual could allow Mr. Murdock to control certain matters as to which the Fonix shareholders are asked to vote. Such concentrated share ownership also may prevent or discourage potential bids to acquire Fonix unless the terms of the acquisition are approved by Mr. Murdock.

Fonix is subject to the risk that certain key personnel, on whom Fonix depends, in part, for its operations, will cease to be involved with Fonix.

  Fonix is dependent on the knowledge, skill and expertise of several key scientific employees and independent contractors, including John A. Oberteuffer, Ph.D., C. Hal Hansen, Dale Lynn Shepherd, Ivan Mimica, William Kania, R. Brian Moncur, Tony R. Martinez, Ph.D., and Caroline Henton, Ph.D., and its executive officers, Thomas A. Murdock and Roger D. Dudley. Stephen M. Studdert, Chairman of the Board of Directors, recently resigned as the Chief Executive Officer of Fonix. Mr. Murdock replaced Mr. Studdert as Chief Executive Officer of Fonix. Fonix does not believe that Mr. Studdert's resignation will adversely affect Fonix's operations or financial condition. The loss, however, of any of the key personnel listed above could materially and adversely affect Fonix's future business efforts. Although Fonix has taken reasonable steps to protect its intellectual property rights including obtaining non-competition and non-disclosure agreements from all of its employees and independent contractors, if one or more of Fonix's key scientific or executive employees or independent contractors resigns from Fonix to join a competitor, to the extent not prohibited by such person's non-competition and non-disclosure agreement, the loss of such personnel and the employment of such personnel by a competitor could have a material adverse effect on Fonix. Fonix does not presently have any key man life insurance on any of its employees.



Risks associated with pending litigation could adversely affect Fonix.

  On August 28, 1998, John R. Clarke and Perpetual Growth Fund, a company Clarke's spouse purportedly owns, commenced an action against Fonix in federal court for the Southern District of New York. Clarke and Perpetual Growth assert claims for breach of contract relating to certain financing Fonix received during 1998. Specifically, Clarke and Perpetual Growth allege that they entered into a contract with Fonix under which Fonix agreed to pay them a commission of 5% of all financing provided to Fonix by Southridge Capital Management or its affiliates. Clarke and Perpetual claim that they are entitled to commissions with respect to approximately $3,000,000 of equity financing to Fonix in July and August 1998, and Fonix's offerings of Series D and Series E preferred stock, totaling together $12,000,000, in August and September 1998.

   Fonix believes that the Clarke lawsuit is without merit and filed a motion to dismiss based upon the court's lack of personal jurisdiction over Fonix. The court granted Fonix's motion to dismiss, on a conditional basis, subject to the right of Clarke and Perpetual Growth to produce additional evidence which would establish jurisdiction of the New York court over Fonix. Clarke and Perpetual Growth have filed a motion with the New York court that sought to establish a factual and legal basis for the New York court's exercise of jurisdiction over Fonix. However, the court has denied that motion. In the interim, Fonix filed a suit against Clarke and Perpetual Growth in federal court for the Central District of Utah seeking a declaratory judgment that it does not owe any money to Clarke and Perpetual Growth. Now that the action in New York has been dismissed, Fonix intends to vigorously pursue the Utah action. However, Clarke and Perpetual Growth could prevail in the lawsuit, in which case Fonix may be required to pay significant amounts of money damages or other amounts awarded by the court. At a minimum, the ongoing nature of this action will result in some diversion of management time and effort from the operation of the business.

  In addition to the legal matters described above, Fonix is involved in other litigation that is routine or does not involve material liabilities and therefore is not separately discussed in this prospectus.

Year 2000 problems could adversely affect Fonix.

  Many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems will need to be upgraded or replaced in order to comply with such Year 2000 requirements. Fonix is subject to the risk that problems encountered with Year 2000 issues, either in its internal systems, technologies and products, or in external systems could adversely affect its operations and financial condition.

  In the ordinary course of its business, Fonix tests and evaluates its technologies and software and hardware products. Fonix believes that all of its technologies and products generally are Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of such technologies or products with respect to four digit date dependent data or the ability of such products to correctly create, store, process, and output information related to such data. However, Fonix may learn that certain of its technologies or products do not contain all necessary software routines and codes necessary for the accurate calculation, display, storage, and manipulation of data involving dates. In addition, Fonix has warranted or expects to warrant that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of its technologies or products with respect to four digit date dependent data or the ability to create, store, process, and output information related to such data. If the end users of any of Fonix's technologies or products experience Year 2000 problems, those persons could assert claims for damages.

  Fonix uses third party equipment and software that may not be Year 2000 compliant. Fonix is presently conducting a review of key products provided by outside vendors to determine if their products are Year 2000 compliant.
Although that process is not yet completed, Fonix presently believes that all software provided by third parties that is critical to its business is Year 2000 compliant. If this third party equipment or software does not operate properly with regard to the Year 2000 issue, Fonix may incur unexpected expenses to remedy any problems. Such costs may materially adversely affect Fonix's business, operating results, and financial condition. In addition, if Fonix's key systems, or a significant number of its systems, fail as a result of Year 2000 problems Fonix could incur substantial costs and disruption of its business. Fonix may also experience delays in implementing Year 2000 compliant software products. Any of these problems could potentially materially adversely affect Fonix's business, operating results, or financial condition.

  In addition, the purchasing patterns of Fonix's licensees, potential licensees, customers and potential customers may be affected by Year 2000 issues. Many companies are expending significant resources to correct their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to license Fonix technologies or to purchase other Fonix products. This may adversely affect Fonix's business, operating results, and financial condition.

Absence of dividends





  Fonix has never paid dividends on or in connection with its common stock and does not intend to pay any dividends to common stockholders for the foreseeable future.

                             Use of proceeds

  All of the Fonix Shares, if and when sold, are being offered and sold by the selling stockholders or their pledgees, donees, transferees or other successors in interest. Fonix will not receive any proceeds from those sales. Fonix will, however, receive the proceeds of the payment of the exercise price upon the exercise of the warrants, if any are issued.

                          Selling stockholders

  The selling stockholders are six separate investment entities that are not affiliated in any way with Fonix or any of its affiliates, and neither the selling stockholders nor any of their affiliates have any relationship of any type with Fonix and its affiliates other than the presently established investment relationships between the selling stockholders, on the one hand, and Fonix, on the other hand. The selling stockholders have received or may receive the Fonix Shares when they have converted or when they will convert preferred stock that Fonix sold to them on August 31, 1998, September 30, 1998 and November 13, 1998. The selling stockholders also may obtain Fonix Shares when they exercise warrants they may receive when they convert preferred stock. The following summary describes how the selling stockholders have received or may receive the Fonix Shares.

  March 1998 private placement

  In March 1998, Fonix sold 3,333,333 shares of its common stock to the selling stockholders and one additional investor related to some of the selling stockholders. In connection with the sale of those shares, the selling stockholders acquired "reset" rights obligating Fonix to issue to them additional shares of common stock, referred to in this prospectus as Reset Shares, for no additional consideration if the average market price of Fonix's common stock for the 60-day period preceding July 27, 1998 did not equal or exceed $5.40 per share. In separate transactions in June and August 1998, certain of the selling stockholders provided $3,000,000 of additional equity financing to Fonix, in return for which Fonix issued to them 666,667 additional shares of common stock.

  Series D preferred stock

  Fonix and the selling stockholders entered into a Series D Preferred Stock
Purchase Agreement dated August 31, 1998 ("Series D Agreement").   Under the
Series D Agreement, Fonix issued a total of 500,000 shares of its Series D 4% Convertible Preferred Stock to five of the selling stockholders in return for the payment by them of a total of $10,000,000. Additionally, Fonix issued to all of the selling stockholders, pro rata according to the number of shares of common stock acquired by them in the March 1998 offering, a total of 608,334 shares of Series D preferred stock in return for their relinquishment of their contractual right to receive Reset Shares. In connection with the same transaction, Fonix agreed to and did issue a total of 1,390,476 Reset Shares of common stock in respect of the $3,000,000 invested in June and August 1998 by certain of the selling stockholders. Subsequently, on November 13, 1998, Fonix sold 50,000 additional shares of Series D preferred stock to two of the selling stockholders on the same terms and conditions as the August 31, 1998 agreement.


  Each share of Series D preferred stock has a "stated" or principal value of $20, on which amount dividends accrue at the rate of 4% per annum and are
payable annually in cash or common stock at the option of Fonix.   The Series D
preferred stock is convertible into common stock at anytime after the earlier of November 29, 1998 or the date the registration statement of which this prospectus is a part is declared effective by the Commission. Holders of Series D preferred stock, however, may not convert during each month more than 25% of the total number of shares of Series D preferred stock originally issued to such holder on a cumulative basis. For example, during the first month a holder may convert up to 25% of the total preferred stock issued to it, and during the following month that same holder may convert, on an aggregate to date basis, up to 50% of the total number of shares of Series D preferred stock held by it. Additionally, any holder of Series D preferred stock may convert up to 50% of the number of shares of Series D preferred stock originally issued to it per month, on a cumulative basis, if both of the following conditions are satisfied:


  o the average daily trading volume of Fonix common stock is more than 500,000 shares for the 10-trading-day period before the conversion; and

  o the average per share closing bid price for such 10-trading-day period has not decreased by more than 5% from the closing bid price on the trading day immediately preceding the first day of such 10-trading-day period.

  Each share of Series D preferred stock is convertible into that number of shares of common Stock as is determined by dividing $20 by the lesser of any of the following at the option of the converting holder:

  1. $3.50, or

  2. the lesser of

     .$2.3375, which is 110% of the average per share closing bid price for the 15 trading days immediately preceding August 31, 1998; or

     .90% of the average of the 3 lowest per share closing bid prices during the 22 trading days immediately preceding the conversion date.

If the converting holder elects conversion option 1, in addition to the shares of common stock issued upon the conversion, the converting holder will receive a warrant to purchase 0.8 shares of common stock. Those warrants will have an exercise price that will be 120% of the per share closing bid price of Fonix common stock on the date the warrants are issued and will have a 3-year term. Any shares of Series D preferred stock not converted as of August 31, 2001 will automatically be converted into common stock according to whichever of the conversion formulas above yields the greatest number of shares of common stock.


  Additionally, Fonix entered into a registration rights agreement with the purchasers of the Series D preferred stock under which Fonix must register the common stock issuable upon conversion of the Series D preferred stock, payment of stock dividends on the Series D preferred stock and exercise of any warrants issued upon conversion of the Series D preferred stock. Fonix also covenanted to reserve out of its authorized and unissued shares of common stock no less than that number of shares that would be issuable upon the conversion of the Series D preferred stock and any dividends payable in stock on the preferred stock and the exercise of the warrants, if any.

  As of February 25, 1999, 17,500 shares of Series D preferred stock had been converted into 426,464 shares of common stock, including amounts issued as payment of dividends accrued on the Series D preferred stock converted.

  Series E preferred stock

  Fonix and two of the selling stockholders entered into a Series E Preferred Stock Exchange and Purchase Agreement dated September 30, 1998 ("Series E
Agreement").   Under the Series E Agreement, Fonix issued a total of 100,000 shares of its Series E 4% Convertible Preferred Stock to two of the selling stockholders in return for the payment by them of a total of $2,000,000. Additionally, Fonix issued to the purchasers of the Series E preferred stock a total of 150,000 additional shares of Series E preferred stock in exchange for which those purchasers surrendered a total of 150,000 shares of Series D preferred stock.

  Each share of Series E preferred stock has a "stated" or principal value of $20, on which amount dividends accrue at the rate of 4% per annum and are
payable annually in cash or common stock at the option of Fonix.   The Series E
preferred stock is convertible, in whole or in part, into common stock at anytime after its issuance.

  Each share of Series E preferred stock is convertible into that number of shares of common Stock as is determined by dividing $20 by the lesser of any of the following at the option of the converting holder:

  1. $3.50, or

  2. the lesser of

     .$1.4369, which is 110% of the average per share closing bid price for the 15 trading days immediately preceding September 30, 1998; or

     .90% of the average of the 3 lowest per share closing bid prices during the 22 trading days immediately preceding the conversion date.

If the converting holder elects conversion option 1, in addition to the shares of common stock issued upon the conversion, the converting holder will receive a warrant to purchase 0.8 shares of common stock. Those warrants will have an exercise price that will be 120% of the per share closing bid price of Fonix common stock on the date the warrants are issued, will have a 3-year term. Any shares of Series E preferred stock not converted as of

September 30, 2001 will automatically be converted into common stock according to whichever of the conversion formulas above yields the greatest number of shares of common stock.

  Additionally, Fonix entered into a registration rights agreement with the purchasers of the Series E preferred stock under which Fonix must register the common stock issuable upon conversion of the Series E preferred stock, payment of stock dividends on the Series E preferred stock and exercise of any warrants issued upon conversion of the Series E preferred stock. Fonix also covenanted to reserve out of its authorized and unissued shares of common stock no less than that number of shares that would be issuable upon the conversion of the Series E preferred stock and any dividends payable in stock on the preferred stock and the exercise of the warrants, if any.

  As of February 25, 1999, 160,000 shares of Series E preferred stock had been converted into 3,686,516 shares of common stock, including amounts issued as payment of dividends accrued on the Series E preferred stock converted.

  Assuming presently prevailing or decreased market prices for Fonix common stock, upon conversion of all of the Series D and Series E preferred stock, Fonix would be obligated to issue more common stock than presently is authorized by Fonix's certificate of incorporation, as amended to date. Moreover, the amount of common stock issuable upon full conversion of the Series D and Series E preferred stock could constitute more than 20% of the total number of shares of Fonix common stock issued and outstanding immediately before the Series D and Series E transactions. Consequently, under applicable provisions of Delaware law and the rules and regulations of the Nasdaq SmallCap Market, Fonix would have to obtain both:

  o the approval of the stockholders entitled to vote at a duly noticed meeting of the transactions contemplated by the Series D and Series E Agreements, and

  o the approval of a majority of the holders of the issued and outstanding shares of common stock to approve an amendment to Fonix's certificate of incorporation to increase the number of shares of common stock Fonix is authorized to issue.

Under the Series D and Series E Agreements, Fonix covenanted that it would prepare for and hold a special meeting of its shareholders to address such issues. Fonix presently is in the process of preparing for that special meeting.

  None of the selling stockholders have held any office or maintained any material relationship with Fonix or any of its predecessors or affiliates over the past three years. The selling stockholders reserve the right to reduce the number of Fonix Shares offered for sale or to otherwise decline to sell any or all of the Fonix Shares covered by this prospectus.

  The following table provides information about the actual or potential ownership of shares of Fonix common stock by the selling stockholders as of February 25, 1999 and the number of such shares included for sale in this Prospectus. The number of shares of common stock issuable upon conversion of the Series D and E preferred stock varies according to the market price at and immediately preceding the conversion date. Solely for purposes of estimating the number of shares of common stock that would be issuable to the selling stockholders as set forth in the table below, Fonix and the selling stockholders have assumed a hypothetical conversion of all of the shares of Series D and shares of Series E preferred stock owned by the selling stockholder as of February 25, 1999, on which date the conversion price would have been $.81. The actual conversion price and the number of Fonix Shares issuable upon such conversion could differ substantially. Under the terms and conditions of the Series D and Series E preferred stock, as set forth in the certificates of designation for the Series D and Series E preferred stock filed with the Secretary of State of Delaware, a selling stockholder is prohibited from converting such preferred stock to the extent such conversion by such person would result in that person beneficially owning more than 4.999% of the then outstanding shares of Fonix common stock following such conversion. This restriction may be waived by a selling stockholder as to itself, but not as to other holders of such preferred stock, and only upon not less than 75 days' notice to Fonix. This restriction does not prevent such holders from either waiving such limitation

                                    PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee - Securities and Exchange  Commission  $   24,701
Legal fees and expenses of the Company                15,000
Accounting fees and expenses                          15,000
Blue Sky fees and expenses                               --
Printing expenses                                        500
Miscellaneous expenses                                 5,000
                                                  ----------
Total Expenses                                    $   60,201
                                                  ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Ninth of the registrant's Charter provides that, the registrant shall, "to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     Article VII, Section 7 of the registrant's Bylaws further provides that the registrant "shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware."

ITEM 16. LIST OF EXHIBITS.

5    Opinion of Durham, Evans, Jones & Pinegar, P.C.

23.1 Consent of Durham, Evans, Jones & Pinegar, P.C., included in Exhibit 5 filed herewith.

23.2 Consent of Arthur Andersen LLP

23.3 Consent of Deloitte & Touche LLP

23.4 Consent of Pritchett, Siler & Hardy, P.C.

24   Power of Attorney (See page II-5 of this Registration Statement)

99.1 Securities Purchase Agreement by and among Fonix Corporation and JNC Strategic Fund Ltd., dated December 21, 1998

99.2 Securities Purchase Agreement among Fonix Corporation and the investors identified therein dated January 29, 1999, as supplemented on March 3, 1999

-------------------

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement (File No. 333-67573) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on this 16th day of March, 1999.


                                    Fonix Corporation



                                    By: /s/ Thomas A. Murdock
                                       ---------------------------

                                       Thomas A. Murdock
                                       President, Chief Executive
                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                   Title                                 Date
------------                ----------------------                ------


/s/ Thomas A. Murdock*      Chairman of the Board of Directors    March 16, 1999
--------------------------
Stephen M. Studdert

/s/ Thomas A. Murdock       Chief Executive Officer, President    March 16, 1999
------------------------     Director
Thomas A. Murdock           (Principal Executive Officer)

/s/ Thomas A. Murdock*      Executive Vice President Finance      March 16, 1999
------------------------    and Director
Roger D. Dudley             (Principal Financial Officer)


/s/ Thomas A. Murdock*      Chief Financial Officer (Principal    March 16, 1999
------------------------    Accounting Officer)
Douglas L. Rex

/s/ Thomas A. Murdock*      Director                              March 16, 1999
--------------------------
Joseph Verner Reed

/s/ Thomas A. Murdock*      Director                              March 16, 1999
--------------------------
John A. Oberteuffer, Ph.D.

/s/ Thomas A. Murdock*      Director                              March 16, 1999
--------------------------
Rick D. Nydegger

/s/ Thomas A. Murdock*      Director                              March 16, 1999
--------------------------
Reginald K. Brack


*  As attorney-in-fact

                                 EXHIBIT INDEX

5    Opinion of Durham, Evans, Jones & Pinegar, P.C.

23.1 Consent of Durham, Evans, Jones & Pinegar, P.C., included in Exhibit 5 filed herewith.

23.2 Consent of Arthur Andersen LLP

23.3 Consent of Deloitte & Touche LLP

23.4 Consent of Pritchett, Siler & Hardy, P.C.

24   Power of Attorney (See page II-5 of this Registration Statement)

99.1 Securities Purchase Agreement by and among Fonix Corporation and JNC Strategic Fund Ltd., dated December 21, 1998

99.2 Securities Purchase Agreement among Fonix Corporation and the investors identified therein dated January 29, 1999, as supplemented on March 3, 1999


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